UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 25, 2007
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

P.O. Box 989
Bluefield, Virginia		24605-0989

(Address of principal executive offices)		(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On July 25, 2007, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended June 30, 2007. The conference call was previously announced in the earnings release dated July 24, 2007. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer –
Good Morning and welcome to the call. My name is John Mendez and I am the Chief Executive Officer of First Community Bancshares. We appreciate your interest and we look forward to giving you some further insight into the results, operations and outlook for our Company.
Joining me on the call this morning will be Dave Brown, our Chief Financial Officer. We also have our Chief Credit Officer, Gary Mills on line this morning. Gary will provide some insights on the loan portfolios and our credit metrics and will also be available during the question and answer segment for questions regarding lending activities and credit quality. With what seems to be an elevated level of concern around asset quality in the current environment and against the backdrop of the slowdown in real estate and rising delinquencies and foreclosures, we thought it would be helpful to provide additional color on what we think is the best credit quality metrics in the history of our Company and credit quality that is vastly better than the industry.
First, please allow me to highlight some of the activities for the recently completed quarter and some of our plans for the balance of the year. It has been a quite busy summer as we have worked in the areas of organization and operational efficiency. I will begin with a few comments on our first quarter financial results.
Overall, we are very pleased with our first quarter operating results. It was a record net income quarter for the second quarter of the calendar year...and we were able to increase net income and diluted EPS for the quarter and the first half of the year irrespective of some very significant non-recurring gains in the first quarter and first half of 2006. This means that our core earnings or earnings from operations are improving on the strength of our re-organization and our focus on efficiency. We have been successful at creating a much more efficient company that will continue to provide benefits as we strive to become a low cost provider of quality financial products and services. We have been able to harvest a great deal of cost savings from our consolidation efforts over the last eighteen months...and we continue to work to improve our processes and add efficiency in our delivery process. We are proud that we have been able to expand our delivery network and at the same time reduce the total cost of our operations. This speaks to the scale of savings in the consolidation of our operations and the benefits of new technologies which have been deployed over recent years.
We have historically been an efficient company as measured by our efficiency ratio versus our peers in the industry. In fact we were recently named as one of the top 100 most efficient banks in the nation by the American Banker survey of the most efficient banks ranked on efficiency ratios for 2006.
We are currently in the final stages of two projects that are designed to increase our market focus, revamp our retail approach to the business, enhance retail account openings and further advance our efficiency goals.
First is our reorganization along lines of business. Our Retail line has been defined and has been place under the management of Michelle Gaydica. We have organized four regions and replaced the former Regional Presidents and markets CEO’s with a single Area Executive for each of the four regions. This has served to streamline communications, provide a consistent message and reduce the associated structure and operating costs.
Our Commercial line is in formation and Rick Ocheltree, our new EVP-Commercial Services is continuing to fill administrative and relationship management positions. This line of business will focus on lending services to relationships over $500 thousand and the sales and delivery of Treasury services to business customers. In recent months we have added three new commercial relationship managers with two of those being in Winston-Salem and one in Richmond.
Along with our re-organization we are conducting a project which will reduce and improve our branch processes, re-design our retail deposit strategy and enhance retail credit delivery. Expectations for this project are very high. We have set targets for new revenue generation as well as cost reduction. The cost savings from this project are just beginning to materialize and should be fully on line by the first quarter of 2008.
Our minimum expectations for the retail project are for a non-interest revenue lift of $1.0 million annually or $250 thousand per quarter beginning in the third quarter and a $600 thousand further reduction in operating costs annually or about $150 thousand per quarter fully implemented by the close of the third quarter. Again, these are minimum expectations and the impact of some of these changes is already in place beginning with the third quarter. We also have one more round of cost savings coming from implementation of some additional items processing technologies that should result in an additional $220 thousand in annual cost savings beginning in the fourth quarter of this year. Overall, we are expecting an annualized $2.0 million favorable pre-tax impact fully effected by the end of the fourth quarter.
Moving on to other areas....I would like to emphasize that our credit quality is the best we have seen. We did not provide for reserve additions in the first half on the strength of our credit metrics and our reserve evaluation. Delinquencies, net charge-offs and non-performing assets are all at or near all-time lows. Our reserve coverage of non-performings is 480% versus 180% for our peers. The high coverage ratio is a function of our very low level of non-accrual loans and is maintained at this level despite our very low level of delinquencies and net charge-offs. Gary Mills will speak later about our mortgage portfolio and strong performance in both the retail and commercial areas.
Our branch expansion is continuing. The new Winston-Salem branches are contributing to our retail network in North Carolina and we have five new branches slated to come on line in the third and fourth quarter of this year. Operating costs will be nominally impacted by the branch openings because the personnel for those branches are largely in place today.
With our newly expanded branch network we are also rolling out extended banking hours and cutoff times for our customers. We are among the first to offer same-day banking in certain regions of our Company and we fully anticipate having these benefits across the network by the end of the third quarter.
David D. Brown, Chief Financial Officer –
We had another great quarter.
I would like to point out some of the quarter’s highlights first and then talk a little about our capital optimization strategy.
Net income was a second quarter record of $7.44 million, or 66 cents per diluted share. Current quarter results compare very favorably to second quarter 2006 net income of $7.29 million, or 65 cents per diluted share, an increase of $147 thousand, or 2.02%. Return on average assets was 1.40% and return on average equity was 13.56%.
On a core basis, quarterly net income was $7.42 million, an increase of $367 thousand, or 5.21%, compared to second quarter 2006. There are no significant adjustments to get to core earnings for the current quarter, however last second quarter excludes a $702 thousand gain on the sale of a branch, along with a few other items of lesser significance.
Core earnings year-to-date were $14.65 million. That is an increase of $1.26 million, or 9.40%, over the first half of 2006.
Margin for the quarter was 3.78%, down from 3.98% last quarter. The decrease is due to the shift toward securities as we see payoffs in the loan portfolio and increases in deposit and borrowing costs. We feel that the increases in deposit costs should begin to lessen in the second half.
As we mentioned before, credit metrics continue to come in at historically excellent levels, and accordingly, we did not make any provision for loan losses.
On a core basis, second quarter’s non-interest income was up from last year, driven by increases in the wealth management revenues, other service charges commissions and fees, and bank-owned life insurance income. Wealth management revenues increased $273 thousand, an increase of over 37% compared to last second quarter. IPC generated top-line revenues of $393 thousand for the quarter. That is a sequential uptick from first revenues of $323 thousand. On the face of it, DDA service charges appear flat year-over-year. However, that is an accomplishment doing it without two profitable branches that we had in 2006. Other service charges, commissions, and fees are up $126 thousand compared to 2006.
Decreases in salaries and benefits continue to lead the declines in non-interest expense. Salaries and benefits were $6.17 million for the second quarter compared with $6.78 million in the second quarter of 2006. We still believe that continuing rounds of consolidation and efficiency reviews will allow for more improvement in the area of employee costs.
Second quarter efficiency was 50.25%, which is an improvement both sequentially and year-over-year. We finished the quarter at $2.17 billion in total assets. As we have in previous quarters we continued to add to the investment portfolio with liquidity from net payoffs in the loan portfolio. New loan production is beginning to increase and came in at approximately $172 million for the quarter, an increase of about $30 million over last second quarter.
In our last call, we discussed our intentions to add to net interest income through some additional leverage strategies. We based that decision on a thorough analysis of our balance sheet and optimal capital position. Under market conditions at that time, it was option that offered the highest economic returns. As interest rate and market conditions changed, small- and mid-cap bank stocks suffered tremendously and we participated in that decline. That moved the needle in our capital optimization model and changed the output somewhat. Consequently, we did not engage in the leverage plays to the degree we had anticipated, rather mixed in more of the share repurchase program.
We repurchased over 55,000 shares of treasury stock during the second quarter. That repurchase activity was accretive to second quarter earnings per share by approximately 18 basis points. We are going to continue our planned treasury repurchase program, and we will keep our eyes open for liquid and low-risk leverage strategies that will add incremental value. Most importantly, we will be monitoring our capital optimization model to ensure that any strategy we undertake has the highest economic returns for the Company and our shareholders.
Gary R. Mills, Chief Credit Officer –
We are very pleased with the continuing trend of strong asset quality exhibited within the Company’s loan portfolio. Total delinquency for the quarter measured 0.55%; as compared to 0.61% as of first quarter 2007 and 0.91% as of year-end 2006. Noteworthy within this trend is the improvement in non-accrual loans to $2.9 million, or 0.23%, as compared to $4.07 million, or 0.32%, as of first quarter 2007. Consequently, the non-performing loan coverage ratio has increased to 478.8%. Net charge-off performance continues to be favorable as net charge-offs for the quarter were $577 thousand, or 0.18% on an annualized basis.
Deteriorating credit quality within the industry is becoming of greater concern to the investment community, particularly as it relates to the residential real estate market and subprime lending. Approximately 18 to 24 months ago we began to become concerned about the probability of a decline in the residential real estate cycle. In response to this concern, we enhanced the Bank’s underwriting standards relative to A & D financing. The enhanced underwriting, which remains in place today, includes the requirement of a larger equity contribution by the borrower, a pre-sale contract of the to be developed lots, and the demonstrated capacity of the borrower, or guarantor, to provide financial support to the credit through unencumbered liquid assets and/or non-project related cash flow. Consequently, the Bank’s A & D portfolio has declined from $73.4 million as of June 30, 2005 to approximately $36 million as of June 30, 2007.
The Bank’s residential real estate mortgage portfolio is exhibiting very good payment performance as total delinquency, which includes non-accrual loans, measured 0.64% as of second quarter 2007. This compares very well to a first quarter industry survey indicating a delinquency rate for mortgage loans of 4.84% of all loans outstanding.
First Community Bank does not offer the exotic mortgage products, such as option ARMS and interest only ARMS, which are most often associated with subprime lending. Additionally, the Bank’s standard mortgage products do not posses terms and conditions common within subprime loans such as 100% plus financing and pre-payment penalties. Subprime borrowers typically have weakened credit histories characterized by delinquencies, charge-offs, judgments, bankruptcies, and low credit scores. Industry data indicates a first quarter delinquency rate for subprime fixed rate loans of 10.25%, and a delinquency rate for subprime ARM loans of 15.75%. In an effort to monitor risk within the mortgage portfolio, the Bank has segmented the portfolio by beacon score utilizing a score of 660 as cut-off. Loans within this segment of the portfolio exhibited total delinquency of 1.14% as of second quarter 2007. Not only does this compare favorably to the industry, it also represents improvement as compared to total delinquency of 1.83% within this segment of the portfolio as of first quarter 2007. As a further indicator of mortgage portfolio quality, foreclosure trends remain positive as evidenced by an OREO balance of $593 thousand; of which only $318 thousand represent residential properties.
John M. Mendez, President and Chief Executive Officer –
Let me conclude and summarize by saying you have heard of strong results
•	Continuing improvement in core earnings

•	An increasingly efficient business model

•	Exceptional asset quality

•	All of which distinguish our Company from the sector

•	With a 9.8x trailing P/E multiple on yesterday’s closing price

•	And a 4.23% dividend yield

•	We think this is a compelling story
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: July 26, 2007	By:	/s/ David D. Brown

David D. Brown Chief Financial Officer